As of November 25, 2002

                                 WESTCORE TRUST
                      c/o ALPS Mutual Funds Services, Inc.
                            1625 Broadway, Suite 2200
                                Denver, CO 80202

Denver Investment Advisors LLC
1225 17th Street - 26th Floor
Denver, CO  80202

                  Re: Transfer Agency and Service Agreement (as the same may be extended and/or amended from time to time, the "Agreement") between Westcore Trust (the "Trust") and State Street Bank and Trust Company (the "Transfer Agent")

Dear Sirs:

                  The Agreement referred to above requires that the Trust pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth on Schedule 3.1 thereto, including an Annual Fund Base Fee for each Portfolio, Annual Account Service Fees, Activity Based Fees, Out of Pocket Expenses and IRA Fees (such fees listed on Schedule 3.1, as the same may be amended from time to time, collectively, "Fees"). By your signature below, please signify that Denver Investment Advisors LLC ("DIA"), rather than the Trust, will pay all Fees related to the BlackRock Money Market Portfolio at the time or times specified in the Agreement and the Schedules thereto. Capitalized terms used, but not defined, herein shall have the same meanings as in the Agreement.

                  The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.


                                    Yours truly,
                                    Westcore Trust


                                    By:
                                        ----------------------------------------
                                       Name:  Jack D. Henderson
                                       Title:    Vice-President


Agreed and Accepted:

Denver Investment Advisors LLC


By:
   Name:  Jeffrey D. Adams
   Title: Executive Manager